Exhibit 10(o)


                         STOCK LOAN AGREEMENT

      THIS AGREEMENT is dated as of February 2, 2001 and is by and between OTR Express, Inc. (the "Company") and Steven W. Ruben, Vice President-Finance and Chief Financial Officer of the Company ("Ruben").

      WHEREAS, in the interest of promoting the long term interests of the Company by encouraging and assisting Ruben, as executive officer of the Company, to make meaningful investments in the common stock of the Company and related interests, the parties entered into that certain Stock Purchase Assistance Agreement dated February 27, 1998, as amended on January 31, 2000, June 1, 2000 and October 1, 2000 (the "Assistance Agreement");

      WHEREAS, in connection therewith. Ruben borrowed $120,000 principal amount from HSBC Business Loans, Inc. ("HSBC") as evidenced by that certain Promissory Note dated February 27, 1998 by Ruben to HSBC (the "Note") and purchased 16,460 shares of common stock of the Company (the "Shares");

      WHEREAS, Ruben pledged the Shares back to HSBC as partial collateral for the Note pursuant to that certain Stock Pledge and Security Agreement dated February 27, 1998 (the "Pledge");

      WHEREAS, the Company guaranteed payment of the Note to HSBC to the extent of the uncollateralized portion thereof, pursuant to that certain Guaranty Agreement dated February 27, 1998 by the Company to HSBC (the "Guaranty");

      WHEREAS, the uncollateralized portion of the Note is substantial since the value of the Shares has declined from in excess of $7.00 per share at the time of purchase to less than $1.00 per share at the present time, and the Company has been obligated to make appropriate reserves on its books therefor;

      WHEREAS, there currently remains approximately $23,333.33 principal amount outstanding under the Note (the "Existing Balance");

      WHEREAS, pursuant to the Assistance Agreement, for so long as Ruben remains employed by the Company, the Company is making monthly installment payments to Ruben of $3,333.33 (the amortized principal portion), with the final installment payment of the Existing Balance scheduled to be made on September 1, 2001;

      WHEREAS, the Company and Ruben believe it to be in their respective best interests to enter into this Agreement to remove HSBC from this arrangement and terminate related obligations they have to HSBC and substitute, in lieu thereof, a direct obligation by Ruben to the Company to pay back the Existing Balance, less $3,333.33 credit per month employed after the date hereof, in certain events of termination of employment.

      NOW, THEREFORE, in consideration of the premises and the covenants herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Payment of Note, Etc. On behalf of Ruben, the Company shall pay to HSBC the accrued and unpaid principal amount of the Note, up to the Existing Balance, plus accrued and unpaid interest thereon and obtain (i) a cancellation of the Note,
(ii) termination of the Pledge and Guaranty and (iii) return of the certificates representing the Shares.

     2. Payback of Unamortized Note Portion Upon Termination of Employment. In the event that Ruben's employment with the Company is terminated on or before September 1, 2001 (i) by Ruben himself or (ii) by the Company with Cause (but not in the case of termination by the Company without Cause or in the event of a Change of Control of the Company, as such terms are defined in the Assistance Agreement), Ruben shall pay to the Company the unamortized principal amount relating to the Note at such time of termination, as set forth on Schedule A hereto, plus accrued interest thereon from the date hereof until paid in full, at the rate of interest prescribed under the Note. Such payment by Ruben shall be made to the Company by certified check no later than three (3) business days after such termination.

     3. Termination of Assistance Agreement. Effective the date hereof, the Assistance Agreement is hereby terminated.

     4. General Provisions.

        a) No Right to Employment. Ruben shall not have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of this Agreement.

        b) Governing Law. The validity, construction, and effect of this Agreement, and any actions relating to this Agreement, shall be determined in accordance with the laws of the State of Kansas and applicable federal law.

        c) Successors. This Agreement shall be binding, upon all heirs and successors of Ruben, including, without limitations his estate, the personal representative, executor, administrator, or trustee of such estate, or any trustee in bankruptcy or representative of his creditors, and upon the successors of the Company.

        d) Amendment of this Agreement. This Agreement may not be modified or amended except by a writing executed by all parties hereto.

        e) Entire Agreement. This Agreement supersedes all prior agreements, understandings, and communications between Ruben and the Company, whether written or oral, express or implied, relating to the subject matter of this Agreement.

       f) No Third Party Beneficiaries. This Agreement is among the parties hereto and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right, or cause of action upon, any other person.

       g) Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute one agreement.


      IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                                                /S/ Steven W. Ruben
                                                Steven W.  Ruben


                                                OTR Express, Inc.

                                                By:   /S/ William P. Ward
                                                Name:  William P. Ward
                                                Title:    President


                                                     Exhibit A

Steven W. Ruben
Amortization of Balance Due to OTR Express


                         Unamortized
Date                     Note Portion

February 2,2001           23,333.33
March 1,2001              20,000.00
April 1,2001              16,666.67
May 1,2001                13,333.34
June 1,2001               10,000.00
July 1,2001                6,666.67
August 1,2001              3,333.34
September 1,2001               0.00